SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   __________

                                  SCHEDULE 13G

                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2

                                (Amendment No.2)*


                              ARCA BIOPHARMA, INC.
             -------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)


                                    00211Y100
             -------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2008
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

---------------------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 12 Pages

CUSIP NO. 00211Y100
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         ASPEN ADVISORS LLC

         13-4118717
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                  5        SOLE VOTING POWER
SHARES                              -0-
BENEFICALLY                -----------------------------------------------------
OWNED BY EACH              6        SHARED VOTING POWER
REPORTING                           -0-
PERSON WITH                -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
                                    -0-
                           -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         OO, IA
--------------------------------------------------------------------------------

                               Page 2 of 12 Pages

CUSIP NO. 00211Y100
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         SORIS CAPITAL ADVISORS, LLC

         20-3177754
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                  5        SOLE VOTING POWER
SHARES                              -0-
BENEFICALLY                -----------------------------------------------------
OWNED BY EACH              6        SHARED VOTING POWER
REPORTING                           -0-
PERSON WITH                -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
                                    -0-
                           -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         OO, IA
--------------------------------------------------------------------------------

                               Page 3 of 12 Pages

CUSIP NO. 00211Y100
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         SOPRIS PARTNERS SERIES A, of SOPRIS CAPITAL PARTNERS, L.P.

         37-1520276
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                  5        SOLE VOTING POWER
SHARES                              -0-
BENEFICALLY                -----------------------------------------------------
OWNED BY EACH              6        SHARED VOTING POWER
REPORTING                           -0-
PERSON WITH                -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
                                    -0-
                           -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

                               Page 4 of 12 Pages

CUSIP NO. 00211Y100
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         SOPRIS CAPITAL, LLC

         20-3978493
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                  5        SOLE VOTING POWER
SHARES                              -0-
BENEFICALLY                -----------------------------------------------------
OWNED BY EACH              6        SHARED VOTING POWER
REPORTING                           -0-
PERSON WITH                -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
                                    -0-
                           -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

                               Page 5 of 12 Pages

CUSIP NO. 00211Y100
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         NIKOS HECHT
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
--------------------------------------------------------------------------------
NUMBER OF                  5        SOLE VOTING POWER
SHARES                              -0-
BENEFICALLY                -----------------------------------------------------
OWNED BY EACH              6        SHARED VOTING POWER
REPORTING                           -0-
PERSON WITH                -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
                                    -0-
                           -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         -0-
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

                               Page 6 of 12 Pages

Item 1.

         (a) Name of Issuer:

                  ARCA biopharma, Inc.

         (b) Address of Issuer's Principal Executive Offices:

                  8001 Arista Place, Suite 200
                  Broomfield, CO 80021

Item 2.

         (a) Name of Persons Filing:

                  Aspen Advisors LLC ("Aspen Advisors"),
                  Sopris Capital Advisors, LLC ("Sopris Advisors"),
                  Sopris Partners Series A, of Sopris Capital Partners, L.P. ("Sopris Partners"),
                  Sopris Capital, LLC ("Sopris Capital"), and
                  Nikos Hecht (collectively, the "Reporting Persons")

         (b) Address of Principal Business Office or, if none, Residence:

                  The principal business office of Aspen Advisors is 152 West 57th Street, New York, NY, 10019. The principal business office of each of Sopris Advisors, Sopris Partners, Sopris Capital and Mr. Hecht is 314 S. Galena Street, Suite 300, Aspen, CO 81611.

         (c) Citizenship:

                  Aspen Advisors, Sopris Advisors and Sopris Capital are Delaware limited liability companies. Sopris Partners is a Delaware limited partnership. Mr. Hecht is a citizen of the United States.

         (d) Title of Class of Securities:

                  Common Stock

         (e) CUSIP Number:

                  00211Y100

                               Page 7 of 12 Pages

Item 3.  If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

         (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

         (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

         (e) [ ]  An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

         (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:

                  Aspen Advisors:                                           -0-
                  Sopris Advisors:                                          -0-
                  Sopris Partners and Sopris Capital:                       -0-
                  Mr. Hecht:                                                -0-

         (b) Percent of class:

                  Aspen Advisors:                                          0.0%
                  Sopris Advisors:                                         0.0%
                  Sopris Partners and Sopris Capital:                      0.0%
                  Mr. Hecht:                                               0.0%


                               Page 8 of 12 Pages

         (c) Number of shares as to which the person has:

                  (i) Sole power to vote or to direct the vote:

                           Aspen Advisors:                                  -0-
                           Sopris Advisors:                                 -0-
                           Sopris Partners and Sopris Capital:              -0-
                           Mr. Hecht:                                       -0-


                  (ii) Shared power to vote or to direct the vote:

                           Aspen Advisors:                                  -0-
                           Sopris Advisors:                                 -0-
                           Sopris Partners and Sopris Capital:              -0-
                           Mr. Hecht:                                       -0-

                  (iii) Sole power to dispose or to direct the disposition of:

                           Aspen Advisors:                                  -0-
                           Sopris Advisors:                                 -0-
                           Sopris Partners and Sopris Capital:              -0-
                           Mr. Hecht:                                       -0-


                  (iv) Shared power to dispose or to direct the disposition of:

                           Aspen Advisors:                                  -0-
                           Sopris Advisors:                                 -0-
                           Sopris Partners and Sopris Capital:              -0-
                           Mr. Hecht:                                       -0-


Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                                 NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                                 NOT APPLICABLE

Item 8.  Identification and Classification of Members of the Group.

                                 NOT APPLICABLE

Item 9.  Notice of Dissolution of Group.

                                 NOT APPLICABLE


                               Page 9 of 12 Pages

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Materials to be filed as Exhibits.

         Exhibit A: Joint Filing Agreement.



                               Page 10 of 12 Pages

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2009

                                       SOPRIS PARTNERS SERIES A, of SOPRIS
                                       CAPITAL PARTNERS, L.P.

                                       By: SOPRIS CAPITAL, LLC
                                           Its general partner

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:  Nikos Hecht
                                           Title: Sole Member of the Managing
                                                  Member


                                       SOPRIS CAPITAL, LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:  Nikos Hecht
                                           Title: Sole Member of the Managing
                                                  Member


                                       ASPEN ADVISORS LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:  Nikos Hecht
                                           Title: Sole Member of the Managing
                                                  Member


                                       SOPRIS CAPITAL ADVISORS, LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:  Nikos Hecht
                                           Title: Sole Member of the Managing
                                                  Member


                                       /s/ NIKOS HECHT
                                       -----------------------------------------
                                       Nikos Hecht



                               Page 11 of 12 Pages

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.

Dated this 10th day of February, 2009.

                                       SOPRIS PARTNERS SERIES A, of SOPRIS
                                       CAPITAL PARTNERS, L.P.

                                       By: SOPRIS CAPITAL, LLC
                                           Its general partner

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:  Nikos Hecht
                                           Title: Sole Member of the Managing
                                                  Member


                                       SOPRIS CAPITAL, LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:  Nikos Hecht
                                           Title: Sole Member of the Managing
                                                  Member


                                       ASPEN ADVISORS LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:  Nikos Hecht
                                           Title: Sole Member of the Managing
                                                  Member


                                       SOPRIS CAPITAL ADVISORS, LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:  Nikos Hecht
                                           Title: Sole Member of the Managing
                                                  Member


                                       /s/ NIKOS HECHT
                                       -----------------------------------------
                                       Nikos Hecht


                               Page 12 of 12 Pages